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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-07477

                             The Enstar Group, Inc.
             (Exact name of registrant as specified in its charter)

            401 Madison Avenue, Montgomery, AL 36104, (334) 834-5483 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Common Shares, $.01 par value, and the rights attached thereto
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]

          Rule 12g-4(a)(1)(ii)   [ ]

          Rule 12g-4(a)(2)(i)    [ ]

          Rule 12g-4(a)(2)(ii)   [ ]

          Rule 12h-3(b)(1)(i)    [X]

          Rule 12h-3(b)(1)(ii)   [ ]

          Rule 12h-3(b)(2)(i)    [ ]

          Rule 12h-3(b)(2)(ii)   [ ]

          Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Enstar USA, Inc. (formerly known as The Enstar Group, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 31, 2007                  By: ENSTAR USA, INC.
                                            (formerly The Enstar Group, Inc.)


                                        By: /s/ John J. Oros
                                            ------------------------------------
                                            John J. Oros
                                            President